Exhibit 8.1 SUBSIDIARIES OF OLINK HOLDING AB (PUBL) Name Olink Finance AB Olink OldCo AB Olink Proteomics AB Agrisera Aktiebolag Olink KK Olink Biotech (Shanghai) Co., Ltd Olink Proteomics lnc. Olink Proteomics Limited Olink Proteomics B.V. Olink Proteomics GmbH Olink Proteomics SAS Jurisdiction of Formation / lncorporation Sweden Sweden Sweden Sweden Japan China Delaware England & Wales The Netherlands Germany France